Exhibit 99.1

UPDATED: Cellectar Biosciences Strengthens Management Team with

Appointment of John Friend, M.D. as Chief Medical Officer

Madison, Wis. (April 21, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused clinical stage biotechnology company, today announces it has appointed John Friend, II, M.D. as vice president and chief medical officer effective April 17, 2017.

“Cellectar has accelerated and expanded its research and development program to include multiple clinical trials for our lead product candidate CLR 131, as well as the active pre-clinical development of additional compounds utilizing our PDC platform,” said Jim Caruso, president and CEO of Cellectar Biosciences. “John’s depth of drug development experience in the biopharmaceutical industry, specifically, advancing drugs from preclinical stage through clinical studies, as well as successful oversight of the regulatory process, precisely meets our current need in helming our PDC programs and we look forward to benefitting from his leadership.”

Dr. Friend, age 47, brings 15 years of global drug development expertise and general management experience in oncology, inflammation, endocrine/metabolism, and pain management to Cellectar.  Prior to joining the company, John spent more than seven years at Helsinn Therapeutics leading its research and development division. Most recently he served as senior vice president of Medical and Scientific Affairs at Helsinn, building the non-clinical, clinical, medical and regulatory affairs teams to lead multiple global franchises from early product development to market commercialization. Prior to his time at Helsinn, Dr. Friend held executive responsibility for clinical research, medical affairs, pharmacovigilance and risk management at various pharmaceutical companies including Akros Pharma, Actavis, Alpharma, Hospira and Abbott.  After obtaining an undergraduate degree in Chemistry from Southern Methodist University, John earned his medical degree from UMDNJ-Robert Wood Johnson Medical School (now Rutgers, RWJMS).  He completed post-graduate residency program in family medicine and subsequently served as clinical director and faculty attending physician at Cabarrus Family Medicine Residency Program in North Carolina.

Grant of Inducement Option

Cellectar has granted to Dr. Friend, effective as of his first day of employment with Cellectar, 100,000 shares of Cellectar’s common stock vesting in equal annual installments over three years. This grant was approved by both the Compensation Committee of Cellectar’s Board of Directors and the full Board of Directors and made as an inducement material to Dr. Friend’s entering into employment with Cellectar as contemplated by Nasdaq Listing Rule 5635(c)(4).

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer-targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma, as well as a Phase II clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical-stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com